EXHIBIT 99.3
Unaudited Pro Forma Financial Information
     On May 1, 2009, Blackboard Inc. (“Blackboard” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Football Merger Sub Inc., an Indiana corporation and a wholly owned subsidiary of the Company (“Merger Sub”), ANGEL Learning, Inc., an Indiana corporation (“ANGEL”) and Christopher D. Clapp, in his capacity as the Shareholder Representative appointed pursuant to the Merger Agreement. On May 8, 2009, pursuant to the terms of the Merger Agreement, Merger Sub was merged with and into ANGEL, with ANGEL continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”).
     The following unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Merger, which was accounted for as a purchase business combination in accordance with Statement of Financial Accounting Standards No. 141(R), a revision of SFAS No. 141, “Business Combinations"(“SFAS 141(R)”).
     The following unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 are derived from the audited historical financial statements of Blackboard and ANGEL as of and for the year ended December 31, 2008. The assumptions, estimates and adjustments herein have been made solely for purposes of developing these unaudited pro forma consolidated financial statements.
     The unaudited pro forma condensed consolidated balance sheet as of December 31, 2008 gives effect to the Merger as if it had occurred on December 31, 2008. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2008 gives effect to the Merger as if it had occurred on January 1, 2008 and also gives effect to Blackboard’s merger with The NTI Group, Inc. (“NTI”) on January 31, 2008 as if it had occurred on January 1, 2008. The statement of operations for the month ended January 31, 2008 of NTI is derived from the internally prepared historical financial statements of NTI.
     The Merger was accounted for under the purchase method of accounting in accordance with SFAS 141(R). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Notes 1 and 2 to these unaudited pro forma consolidated financial statements, is allocated to the net tangible and intangible assets acquired in connection with the Merger, based on their estimated fair values as of the effective date of the Merger. The preliminary allocation of the purchase price was based upon management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and such estimates and assumptions are subject to change. The areas of the purchase price allocation that are not yet finalized relate primarily to the valuation of the fair value of tangible and intangible assets acquired and liabilities assumed and income and non-income based taxes.
     The unaudited pro forma consolidated financial statements do not include any adjustments regarding liabilities incurred or cost savings achieved resulting from the integration of the two companies, as management is in the process of assessing what, if any, future actions are necessary. However, additional liabilities ultimately may be recorded for severance and/or other costs associated with removing redundant operations that could affect amounts in these unaudited pro forma consolidated financial statements, and their effects may be material and would be reflected in the statement of operations.
     The unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements and related notes of Blackboard, "Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Blackboard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on February 26, 2009, as well as the historical financial statements and related notes of ANGEL as of December 31, 2008 and for each of the two years ended December 31, 2008, which are attached as Exhibit 99.2 to this Amendment No. 1 to the Current Report on Form 8-K/A. The unaudited pro forma consolidated financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of Blackboard that would have been reported had the Merger been completed as of the dates presented, and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
BLACKBOARD INC.
AS OF DECEMBER 31, 2008

			Consolidated
			Pro Forma		Consolidated
	Blackboard	ANGEL	Adjustments		Total
	(As adjusted (1))
	(In thousands)

Current Assets:
Cash and cash equivalents	$141,746	$11,167	$(88,908)	(a)	$64,005
Accounts receivable, net	92,529	1,693	—		94,222
Inventories	1,783	—	—		1,783
Prepaid expenses and other current assets	8,361	391	—		8,752
Other current assets	—	274	—		274
Deferred tax asset, current portion	1,796	96	(1,892)	(c)	—
Deferred cost of revenues	7,126	—	—		7,126

Total current assets	253,341	13,621	(90,800)		176,162

Deferred tax asset, noncurrent portion	18,897	—	(6,876)	(c)	12,021
Investment in common stock warrant	1,990	—	—		1,990
Restricted cash, noncurrent portion	4,249	—	—		4,249
Property and equipment, net	31,950	1,946	—		33,896
Goodwill	263,850	—	64,808	(d)	328,658
Intangible assets, net	75,126	—	36,460	(e)	111,586
Security deposit	—	43	(43)	(b)	—
Other	549	—	43	(b)	592

Total Assets	$649,952	$15,610	$3,592		$669,154

Current liabilities:
Accounts payable	$2,579	$180	$—		$2,759
Accrued expenses	27,879	1,420	463	(b)(g)	29,762
Income taxes payable	—	496	(496)	(b)	—
Deferred income taxes, current portion	—	—	604	(c)	604
Deferred rent, current portion	345	—	—		345
Deferred revenues, current portion	179,238	10,083	(5,945)	(f)	183,376

Total current liabilities	210,041	12,179	(5,374)		216,846

Deferred rent, noncurrent portion	10,959	332	(332)	(g)	10,959
Deferred revenues, noncurrent portion	5,554	391	(391)	(f)	5,554
Deferred income taxes, noncurrent portion	—	115	(115)	(c)	—
Convertible senior notes, net of debt discount	149,923	—	—		149,923
Stockholders’ equity	273,475	2,593	9,804	(h)	285,872

Total liabilities and stockholders’ equity	$649,952	$15,610	$3,592		$669,154

See notes to the unaudited pro forma consolidated financial statements.

(1)	On January 1, 2009, Blackboard adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion” (“FSP APB 14-1”), which required adjustment of prior periods. The numbers as presented for Blackboard as of December 31, 2008 reflect the adoption of FSP APB 14-1.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
BLACKBOARD INC.
FOR THE YEAR ENDED DECEMBER 31, 2008

				Pro Forma		Consolidated
	Blackboard	NTI	ANGEL	Adjustments		Total
		(One month ended
	(As adjusted (1))	January 31, 2008)
	(In thousands, except per share and share data)

Revenues:
Product	$283,258	$3,443	$12,325	$4,159	(i)	$303,185
Hosting services	—	—	4,159	(4,159)	(i)	—
Professional services	28,876	—	4,132	—		33,008
Other	—	—	283	(283)	(j)	—

Total revenues	312,134	3,443	20,899	(283)		336,193
Operating expenses:
Cost of earned revenue	—	—	6,090	(6,090)	(k)	—
Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	75,237	1,328	—	2,740	(k)	79,305
Cost of professional services revenues	19,555	—	—	3,090	(k)	22,645
Research and development	40,580	417	1,803	—		42,800
Sales	—	—	4,899	(4,899)	(l)	—
Marketing	—	—	1,136	(1,136)	(l)	—
Sales and marketing	91,076	668	—	6,012	(l)	97,756
General and administrative	50,757	456	3,707	1,448	(m)	56,368
Proceeds from patent judgment	(3,313)	—	—	—		(3,313)
Amortization of intangibles resulting from acquisitions	37,866	—	—	12,367	(e)	50,233

Total operating expenses	311,758	2,869	17,635	13,532		345,794

Income from operations	376	574	3,264	(13,815)		(9,601)
Other income (expense), net:
Interest expense	(12,061)	—	—	—		(12,061)
Interest income	1,893	6	144	(2,043)	(n)	—
Other	4,124	—	48	(48)	(m)	4,124

(Loss) income before benefit (provision) for income taxes	(5,668)	580	3,456	(15,906)		(17,538)
Benefit (provision) for income taxes	3,732	—	(1,261)	5,848	(o)	8,319

Net (loss) income	$(1,936)	$580	$2,195	$(10,058)		$(9,219)

Net loss per common share:
Basic	$(0.06)					$(0.29)

Diluted	$(0.06)					$(0.29)

Weighted average number of common shares:
Basic	30,885,908			469,028	(p)	31,354,936

Diluted	30,885,908			469,028	(p)	31,354,936

See notes to the unaudited pro forma consolidated financial statements.

(1)	On January 1, 2009, Blackboard adopted FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion” (“FSP APB 14-1”), which required adjustment of prior periods. The numbers as presented for Blackboard for the year ended December 31, 2008 reflect the adoption of FSP APB 14-1.

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS OF
BLACKBOARD INC.
Note 1. Basis of Pro Forma Presentation
     The unaudited pro forma consolidated financial statements included herein have been prepared by Blackboard Inc. (“Blackboard” or the “Company”) pursuant to the rules and regulations of the Securities and Exchange Commission for the purposes of inclusion in Blackboard’s amended Form 8-K prepared in connection with the Merger.
     Certain information and certain disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures provided herein are adequate to make the information presented not misleading.
     The information concerning Blackboard has been derived from the audited consolidated financial statements of Blackboard as of and for the year ended December 31, 2008. The information concerning NTI has been derived from the internally prepared financial statements of NTI as of and for the month ended January 31, 2008. The information concerning ANGEL has been derived from the audited financial statements of ANGEL as of and for the year ended December 31, 2008.
     The unaudited pro forma consolidated financial statements are provided for informational purposes only and do not purport to be indicative of the Company’s financial position or results of operations which would actually have been obtained had such transactions been completed as of the date or for the periods presented, or of the financial position or results of operations that may be obtained in the future.
Note 2. Purchase Price Allocation
     On May 8, 2009, Blackboard completed the Merger. The unaudited pro forma consolidated financial statements have been prepared to give effect to the completed Merger, which was accounted for as a purchase business combination in accordance with SFAS 141(R). ANGEL is a provider of e-learning applications to educational institutions. A total estimated purchase price of approximately $101.3 million, which included $87.4 million in cash (or $80.8 million net of $6.6 million in cash acquired), $13.9 million in Blackboard common stock and estimated direct transaction costs of approximately $1.5 million, was used for purposes of preparing the unaudited pro forma consolidated financial statements.
     Of the total consideration given, approximately $9.9 million in Blackboard common stock was deposited in an escrow account for indemnification claims under the Merger Agreement. All shares remaining in the account will be distributed to ANGEL stockholders in accordance with the Merger Agreement following 12 months from the completion of the Merger.
     Under the purchase method of accounting, the total estimated purchase price is allocated to ANGEL’s net tangible and intangible assets based on their estimated fair values as of May 8, 2009, the effective date of the Merger. Based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed, which are based on estimates and assumptions that are subject to change, and other factors as described in the introduction to these unaudited pro forma consolidated financial statements, the preliminary estimated purchase price is allocated as follows (in thousands):

Cash and cash equivalents	$6,579
Accounts receivable	2,629
Prepaid expenses and other current assets	897
Property and equipment	2,133
Other assets	43
Accounts payable	(59)
Other accrued liabilities	(1,216)
Deferred tax liabilities, net	(9,375)
Deferred revenue	(3,213)

Net tangible liabilities acquired	(1,582)
Definite-lived intangible assets acquired	36,460
Goodwill	66,427

Total estimated purchase price	$101,305

     Prior to the end of the measurement period for finalizing the purchase price allocation, if information becomes available which would indicate adjustments are required to the purchase price allocation, such adjustments will be included in the purchase price allocation retrospectively.
     Of the total estimated purchase price, a preliminary estimate of $1.6 million has been allocated to net tangible liabilities acquired, and $36.5 million has been allocated to definite-lived intangible assets acquired. Definite-lived intangible assets of $36.5 million consist of the value assigned to ANGEL’s customer relationships of $33.0 million, developed and core technology of $2.5 million, and trademarks of $1.0 million.
     The value assigned to ANGEL’s customer relationships was determined by discounting the estimated cash flows associated with the existing customers as of the date the Merger was consummated taking into consideration expected attrition of the existing customer base. The estimated cash flows were based on revenues for those existing customers net of operating expenses and net of capital charges for other tangible and intangible assets that contribute to the projected cash flow from those customers. The projected revenues were based on assumed revenue growth rates and customer renewal rates. Operating expenses were estimated based on the supporting infrastructure expected to sustain the assumed revenue growth rates. Net capital charges for assets that contribute to projected customer cash flow were based on the estimated fair value of those assets. A discount rate of 16% was deemed appropriate for valuing the existing customer base and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. Blackboard expects to amortize the value of ANGEL’s customer relationships proportionally to the respective discounted cash flows over an estimated useful life of five years. Amortization of customer relationships is not deductible for tax purposes.
     The value assigned to ANGEL’s developed and core technology was determined by discounting the estimated future cash flows associated with the existing developed and core technologies to their present value. Developed and core technology, which consists of products that have reached technological feasibility, includes products in ANGEL’s current product line. The revenue projections used to value the developed and core technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by ANGEL and its competitors. A discount rate of 16% was deemed appropriate for valuing developed and core technology and was based on the risks associated with the respective cash flows taking into consideration the Company’s weighted average cost of capital. Blackboard expects to amortize the developed and core technology on a straight-line basis over an estimated useful life of one year. Amortization of developed and core technology is not deductible for tax purposes.
     The value assigned to ANGEL’s trademarks was determined by discounting the estimated royalty savings associated with an estimated royalty rate for the use of the trademarks to their present value. The trademarks consist of ANGEL’s trade name and various trademarks related to its existing product lines. The royalty rates used to value the trademarks were based on estimates of prevailing royalty rates paid for the use of similar trade names and trademarks in market transactions involving licensing arrangements of companies that operate in service-related industries. A discount rate of 16% was deemed appropriate for valuing ANGEL’s trademarks and was based on the risks associated with the respective royalty savings taking into consideration the Company’s weighted average cost of capital. Blackboard expects to amortize the trademarks on a straight-line basis over an estimated useful life of eighteen months. Amortization of trademarks is not deductible for tax purposes.

     The definite-lived intangible assets acquired will result in approximately the following annual amortization expense (in millions):

2009	$6.9
2010	$9.2
2011	$7.0
2012	$6.2
2013	$5.3
Thereafter	$1.9

$36.5

     Of the total estimated purchase price, approximately $66.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment arise). In the event that management determines that the goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made.
Note 3. Pro Forma Adjustments
     Pro forma adjustments are made to reflect the estimated purchase price, to adjust amounts related to ANGEL’s net tangible and intangible assets to a preliminary estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain of ANGEL’s amounts to conform to Blackboard’s financial statement presentation.
     The specific pro forma adjustments included in the unaudited pro forma consolidated financial statements are as follows:
     a) To reflect cash paid to ANGEL’s stockholders in connection with the Merger ($87.4 million) and estimated related transaction costs ($1.5 million).
     b) To reflect a reclassification adjustment to conform ANGEL’s balances to Blackboard’s financial statement presentation.
     c) To reflect net deferred tax assets and liabilities related to the Merger.
     d) To reflect the fair value of acquired goodwill based on net assets acquired as if the Merger occurred on December 31, 2008. The difference between the amount recorded on a pro forma basis and the actual balance as of the effective date of the Merger is the result of changes in the net assets of ANGEL between December 31, 2008 and May 8, 2009.
     e) To reflect the fair value of customer relationships estimated to be $33.0 million, acquired developed and core technology estimated to be $2.5 million and acquired trademarks estimated to be $1.0 million. Blackboard has estimated the pro forma amortization expense for the year ended December 31, 2008 related to the intangible assets acquired in the Merger to be $11.0 million. The adjustment also includes one month of amortization related to the identified intangible assets acquired in the NTI merger ($1.4 million).

     f) To reflect the fair value of ANGEL’s assumed legal performance obligations under its software maintenance and support contracts and to eliminate ANGEL’s deferred revenue that does not represent a legal performance obligation to the combined company. No adjustments were made to the unaudited pro forma consolidated statement of operations related to this pro forma balance sheet adjustment.
     g) To reflect the fair value adjustment related to ANGEL’s deferred rent balance as of the closing of the Merger. Adjustment includes $0.03 million reduction of ANGEL’s current portion of its deferred rent balance included in accrued expenses.
     h) To record the issuance of Blackboard’s common stock as part of the Merger ($13.9 million), offset by the adjustments to eliminate ANGEL’s common stock and stockholders’ equity balances ($2.6 million) and to reflect approximately $1.5 million of direct transaction costs incurred by Blackboard.
     i) To reflect a reclassification adjustment to conform ANGEL’s balances to Blackboard’s financial statement presentation of classifying hosting revenues as product revenues.
     j) To reflect a reclassification adjustment of user conference fees received by ANGEL from customers that Blackboard classifies as a reduction to sales and marketing expenses.
     k) To reflect a reclassification adjustment to conform ANGEL’s balances to Blackboard’s financial statement presentation of separately classifying cost of product revenues and cost of professional service revenues. Adjustment includes a reclassification of $0.3 million in user conference expenses incurred by ANGEL that Blackboard classifies as sales and marketing expenses.
     l) To reflect a reclassification adjustment to conform ANGEL’s balances to Blackboard’s financial statement presentation of combining sales and marketing expenses as a single financial statement line item. Adjustment includes reclassifications of $0.3 million in user conference expenses noted in note k) above, net of $0.3 million in user conference fees noted in note j) above.
     m) To reflect approximately $1.5 million of direct transaction costs incurred by Blackboard, net of a reclassification adjustment of $0.1 million from other income for transactions Blackboard would classify as a reduction to general and administrative expenses.
     n) To eliminate interest income on cash balances paid as consideration to ANGEL’s stockholders in the Merger.
     o) To properly record an income tax provision to reflect the Merger for 2008.
     p) To reflect the number of shares of Blackboard’s common stock issued as consideration in the Merger.
     The unaudited pro forma consolidated financial statements do not include adjustments for liabilities related to business integration activities as management is in the process of assessing what, if any, future actions are necessary. However, liabilities ultimately may be recorded for costs associated with business integration activities in the Company’s consolidated financial statements.
     Blackboard has not identified any material pre-Merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated.
Note 4. Pro Forma Net Loss Per Common Share
     The pro forma basic and diluted net loss per common share is based on the weighted average number of common shares of Blackboard’s common stock outstanding during the period as adjusted to reflect the shares of common stock issued as consideration in the Merger. The diluted weighted average number of common shares does not include outstanding stock options as their inclusion would be anti-dilutive.